Exhibit (9)

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen,

I have examined the Registration Statements on Form N-4 filed by Woodmen of the World and/or Omaha Woodmen Life Insurance Society ("Society") and its Woodmen Variable Annuity Account with the Securities and Exchange Commission covering certain variable annuity contracts, and I have reviewed such additional documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that Woodmen of the World and/or Omaha Woodmen Life Insurance Society is a fraternal benefit society duly organized and validly existing under the laws of the State of Nebraska, and the variable annuity contracts, when issued as contemplated by the Form N-4 Registration Statements will constitute legal, validly issued and binding obligations of Woodmen of the World and/or Omaha Woodmen Life Insurance Society.

I consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statements and to the reference to my name under the caption "Experts" in the Statement of Additional Information contained in the said Registration Statements. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Mark D. Theisen

Mark D. Theisen
General Counsel & Director